NEWS RELEASE

FOR RELEASE: IMMEDIATE

TELEPHONE AND DATA SYSTEMS AGREES TO ACQUIRE BAJA BROADBAND

Supports TDS Telecom broadband and video growth strategy

CHICAGO - Feb. 26, 2013 - Telephone and Data Systems, Inc. [NYSE: TDS], parent company to TDS Telecommunications Corp. (TDS Telecom), today announced an agreement to acquire substantially all of the assets of Baja Broadband, LLC (“Baja”), a cable company headquartered in Alamogordo, New Mexico, for a purchase price of $267.5 million, subject to working capital and other adjustments. Baja generated annual revenues of $82.4 million in 2012, and has approximately 285 employees. The transaction is expected to close in the third quarter of 2013, pending regulatory approvals.

Baja Broadband is a full-service communications company, providing video, high-speed broadband and voice services to residential and commercial customers in Colorado, New Mexico, Texas and Utah.

“Baja Broadband is a natural extension of our existing businesses, with significant potential to deliver increased returns over time,” said David A. Wittwer, president and CEO, TDS Telecom. “Our strategy is to leverage our expertise and existing platform and technologies to accelerate growth in underserved, high-potential markets. We plan to build on Baja’s solid customer base and upgraded network to increase penetration and revenues with new services and products and outstanding customer experiences. And our experience with commercial customers will enable us to target new services and products to this fast-growing sector in Baja’s service areas.”

As of Dec. 31, 2012, Baja passed approximately 212,000 homes, with approximately 74,000 video subscribers, 56,000 high-speed broadband subscribers and 15,000 digital voice subscribers. Approximately 96 percent of Baja’s network is equipped to deliver high-speed, high-capacity broadband and video services.

“Baja’s strong network capabilities will enable us to deliver highly competitive data services, while reducing the need for future capital investment,” added Wittwer.

“Each of our team members has contributed to developing Baja Broadband into a leading communications operator,” said Peter Kahelin, CEO, Baja Broadband. “TDS Telecom’s focus on quality, integrity and outstanding service will enhance our already strong relationships with our customers, our employees and our communities.”

“This acquisition is an important step in our ongoing efforts to build value over the long term,” said LeRoy T. Carlson, Jr., president and CEO, Telephone and Data Systems. “We continue to seek opportunities to invest our resources where we believe they can deliver strong returns over time, and expand into adjacent businesses like cable and hosted and managed services that enable us to leverage our core competencies to support our strategy to grow profitably.”

RBC Capital Markets served as the exclusive M&A advisor to Baja in connection with this transaction. Edwards Wildman Palmer LLP served as legal counsel to Baja.

Media Contacts

Jane McCahon, Vice President, Corporate Relations, Telephone and Data Systems

(312) 592-5379 jane.mccahon@teldta.com

DeAnne Boegli, Manager, Public Relations, TDS Telecommunications Corp.

(608) 664-4428 deanne.boegli@tdstelecom.com

Peter Kahelin, CEO, Baja Broadband

(575) 439-3555, press@bajabb.tv

About Telephone and Data Systems

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; broadband, TV and voice; and hosted and managed services to approximately 7 million customers in 36 states through its business units, U.S. Cellular, TDS Telecom and TDS Hosted & Managed Services. Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of Dec. 31, 2012. Visit teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

About TDS Telecommunications Corp.

TDS Telecommunications Corp. is the seventh largest local exchange telephone company in the U.S. Headquartered in Madison, Wis., it is a wholly owned subsidiary of Telephone and Data Systems, Inc. For 44 years, the company has been connecting people with high-speed Internet, phone, and TV entertainment services in over a hundred rural, suburban, and metropolitan communities across 32 states. Today, TDS has nearly 1 million customer connections in service and 2,900 employees. Business customers select from the latest technologies, including: VoIP (managedIP Hosted) phone service, dedicated high-speed Internet and hosted-managed services. Visit tdstelecom.com  or tdsbusiness.com  for more information.

About Baja Broadband

Baja Broadband is a full-service communications company offering best-in-class residential and commercial video, high-speed internet, and voice services. Baja is committed to being the leading provider of entertainment, information, and communication services in the communities it serves. Baja owns and operates broadband networks in communities within Colorado, New Mexico, Texas and Utah. Visit bajabroadband.com  for more information.

Baja is currently owned by M/C Partners, a leading private equity firm focused on communications, media and information technology; and Columbia Capital, a premier investment firm in wireless, broadband, media and enterprise technology. Visit mcpartners.com  and colcap.com  to learn more. Baja is currently managed by Last Mile Communications, an international management partnering and telecommunications consulting firm. Visit lastmile.net  for more information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of pending acquisition and divestiture transactions, including, but not limited to, the ability to obtain regulatory approval, successfully complete the transaction and the financial impacts of such transaction; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by TDS to furnish this press release to the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein.